Exhibit 99.1

   First Tennessee National Corp. changes name to First Horizon National Corp.

         MEMPHIS, Tenn.--First Tennessee National Corp. (NYSE:FTN) became First Horizon National Corporation following an overwhelmingly positive vote from shareholders announced at the corporation's annual meeting this morning at its headquarters office in Memphis. Company executives and the board of directors asked for the change to better reflect the corporation's growing national presence. Tomorrow, the corporation's stock will begin trading on the New York Stock Exchange under the ticker symbol FHN.
         "This is an important day for this corporation," said First Horizon National Corp. Chairman and CEO Ken Glass. "We've been telling the world how we've grown from a small bank in Memphis to become a national financial services company. This name will reflect our national presence as we become one of the nation's premier financial services companies. My hat's off to our 12,000 employees who are working hard to make that happen. Our new name is a testament to how far we've come already."
         Today's shareholder vote will not change the name of the corporation's businesses: FTN Financial, First Horizon Home Loans and First Tennessee Bank.
         First Horizon National Corporation companies operate more than 1,000 offices in 42 states. Its first office opened in 1864 as a bank in Memphis. Today, First Tennessee Bank has the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country. The corporation recently opened a First Horizon Bank in the Washington, D.C., area, which is its first bank outside the Tennessee vicinity. Other First Horizon Banks will open in markets where First Horizon Home Loans has established a strong customer base, like the 30,000 customers it has in the Washington area.
         Considering the corporation's resounding success in Tennessee, some may find it surprising that today more than half of its customers live outside the state. These customers do business with one of several national businesses:

    -- The capital markets group of FTN Financial successfully competes with Wall Street firms and is one of the nation's top underwriters of U.S. government agency securities.

    -- First Horizon Merchant Services is one of the largest processors of credit card payments for the travel and entertainment industry.

    -- In 1993, the corporation began acquiring mortgage companies to create a national presence in the mortgage business. That business is now called First Horizon Home Loans and is one of the 15 largest providers of mortgage loans to consumers.

         More information is available at www.FirstHorizon.com.

         CONTACT: First Horizon National Corporation
                  Ken Glass, 901-523-4050
                  Kim Cherry, 901-523-4726